Exhibit 8.1

HUNTON ANDREWS KURTH LLP FILE NO.: 85905.22

August 5, 2026

Xenia Hotels & Resorts, Inc.

200 S. Orange Avenue, Suite 2700

Orlando, Florida 32801

Xenia Hotels & Resorts, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3, filed by the Company with the Securities and Exchange Commission (“SEC”) on August 5, 2026 (the “Registration Statement”), with respect to the offer and sale, from time to time, of (i) shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), (ii) shares of preferred stock, $0.01 par value per share, of the Company (“Preferred Stock”), (iii) depositary shares, (iv) warrants to purchase shares of Common Stock or shares of Preferred Stock (“Warrants”), (v) rights to purchase shares of Common Stock, shares of Preferred Stock, Warrants, or Units (as defined below), and (vi) units consisting of two or more of the foregoing securities (“Units”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Restatement, filed on November 10, 2015 with the Department of Assessments and Taxation of the State of Maryland (the “SDAT”), as amended;

3.	the Fourth Amended and Restated Agreement of Limited Partnership of XHR LP, dated as of November 10, 2015, as amended and supplemented through the date hereof;

4.	the Articles of Amendment and Restatement of InvenTrust Properties Corp. (“InvenTrust”), filed on February 10, 2005 with the SDAT, as amended; and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA AUSTIN BANGKOK BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Xenia Hotels & Resorts, Inc.

August 5, 2026

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.

during its taxable year ending December 31, 2026, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3.

the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Company Officer’s Certificate and in certificates from InvenTrust and IAGM REIT I, LLC, dated as of August 14, 2017 (together with the Company Officer’s Certificate, the “Officer’s Certificates”), without regard to any qualifications as to knowledge or belief. No facts have come to our attention that would cause us to question the accuracy or completeness of such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we are of the opinion that:

(a)

the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2022 through December 31, 2025, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2026, and thereafter; and

Xenia Hotels & Resorts, Inc.

August 5, 2026

(b)	the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. In addition, the opinions set forth above do not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this opinion letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Xenia Hotels & Resorts, Inc.

August 5, 2026

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP